Exhibit 99.1

December 3, 2012

Dear Fellow Shareholder:

This letter is a brief note to bring you current with the status of your Bank, post-Hurricane Sandy.

First, I hope that you, your family and friends are safe following this catastrophic storm.

Second, I would like to personally thank the first responders, out-of-state mutual aid crews and countless volunteers who have come to our assistance.

Our staff fared reasonably well, although numerous families were displaced or lost their vehicles due to the flooding, and we have two families whose homes were severely damaged.

With a “can-do” attitude, the Bank opened several branches on Wednesday, Oct 31st, only two days after the storm, without power.  The staff manually cashed checks, and processed deposits and loan payments during limited hours.  By Friday, November 2nd we had opened approximately five branches.  Literally working through the weekend, we were able to open all but three of our 15 branches, due to certain areas still being without power, or cordoned off by police for safety issues.

Also, during the first week, we reached out to many of our business clients in the hardest-hit areas to offer assistance and guidance.   We are in the process of assessing the impact of the storm and providing solutions for our customers who have been impacted.

Employees organized a food and clothing drive to support the relief efforts of the Red Cross, and willingly agreed to forego the company holiday party in order to further support relief efforts.

In conclusion, rest assured that we are continuing to conduct business as usual, assist those in need and stand ready to play a major role in the rebuilding of our community.

Please feel free to call me with any questions you may have.

Very truly yours,
William D. Moss
President and CEO

Corporate Headquarters
766 Shrewsbury Avenue, Tinton Falls, NJ  07724
732.389.8722 • fax: 732.345-0614
www.tworiverbank.com